Exhibit 21

Subsidiaries of the Registrant

U.S. Subsidiaries*

3CI Complete Compliance Corporation (Delaware)

All Chemical Disposal, Inc. (California)

BFI Medical Waste, Inc. (Delaware)

Bridgeview, Inc. (Pennsylvania)

Disposal Consultant Services, Inc. (New Jersey)

Environmental Enterprises of Florida, Inc. (Florida)

Five Star Waste, Inc., (Florida)

Ionization Research Co., Inc. (California)

Iowa Medical Waste Reduction Center, Inc. (Iowa)

Medical Waste Systems, Inc. (South Carolina)

Medico Environmental Services Corp. (Florida)

MedServe, Inc. (Delaware)

MedSolutions, Inc. (Texas)

Medwaste Disposal Service (California)

Micro-Med Industries, Inc. (Florida)

Midwest Medical Solutions, LLC (Indiana)

Nicklin Associates, Inc. (New York)

SDR Holding Corp. (Florida)

Stericycle International, LLC (Delaware)

Stericycle Management, LLC (Delaware)

Stericycle Specialty Waste Solutions, Inc. (Delaware)

Stericycle of Puerto Rico, Inc. (Puerto Rico)

Stericycle of Washington, Inc. (Washington)

Strong Environmental, Inc. (Georgia)

Strong Government Services, Inc. (Georgia)

Stroud Properties, Inc. (Delaware)

Sure-Way Systems, Inc. (Montana)

Sure-Way Transportation, Inc. (Montana)

SWDI Logistics, LLC (Minnesota)

Techen Safety, Inc. (Illinois)

The Cardinal Group, Inc. (Pennsylvania)

Universal Solutions International, Inc. (North Carolina)

Wet Industries, Inc. (Ohio)

Other Subsidiaries*

Stericycle, Inc. (New Brunswick)

Stericycle Europe S.à r.l. (Luxembourg)

Stericycle International, Ltd. (England and Wales)

SRCL Ireland Limited (Ireland)

Medam S.A. de C.V. (Mexico)

Habitat Ecologico, S.A. (Argentina)

Stericycle Brazil, Ltd. (Brazil)

Stericycle Chile, S.A.

Stericycle Co. Ltd. (Japan)

Stericare Romania, S.R.L. (Romania)

IF Tehnologii S.R.L. (Romania)

Ambimed-Gestão Ambiental , Lda. (Portugual)

*	states or jurisdictions of incorporation or formation are given in parentheses